Exhibit 99.1
Contact:
Express-1 Expedited Solutions, Inc.
Jeff Curry
269-695-4955
Jeff.Curry@express-1.com
EXPRESS-1 EXPEDITED SOLUTIONS (AMEX:XPO) CONTINUES DRIVING MOMENTUM
FOR NINTH CONSECUTIVE QUARTER
“REVENUES UP 32%; OPERATING INCOME UP 55%”
BUCHANAN, Mich. — February 12, 2008 — Express-1 Expedited Solutions, Inc. today reported its earnings for the fourth quarter, ended December 31, 2007.
Express-1, one of the nation’s top providers of ground expedited transportation services reported a 32% increase in revenue in the fourth quarter of 2007. Revenues increased to $14.1 million compared to $10.7 million in the fourth quarter of 2006. The Company continues to grow at a rapid pace, even in the face of a weakened transportation market.
During the same period, income from operations (income before income tax provision) increased by 55% to $723,000 versus $466,000 for the same period in 2006. Net income was $457,000 or $0.02 per diluted share for the fourth quarter of 2007 compared to $1,594,000 or $0.06 per diluted share for the fourth quarter of 2006.
During the fourth quarter of 2006, the company recorded a one-time tax benefit of $1,128,000 related to a deferred tax valuation, whereas the Company recorded a tax provision of $266,000, during the fourth quarter of 2007. The company continues to have Net Operating Loss Carry forwards (NOL’s) which will substantially reduce the amount of cash paid for income taxes, until exhausted. As of December 31, 2007, the Company estimates its remaining NOL’s to be approximately $5.4 million.
“Express-1 continues the momentum we’ve established over the previous quarters. Our top-line growth remains strong and our earnings growth is very positive in light of the weakened economy. Full-year 2007 revenues were in excess of $52 million representing an increase of over 25% compared to 2006. At the same time, full-year income from operations increased to over $3.4 million which is an increase of more than 30% from 2006 levels. We’re continuing to gain traction in the expedite market and remain focused on expanding our capability to offer premium transportation services,” said Michael Welch, the Company’s Chief Executive Officer. Commenting further, Mr. Welch added, “Just after the end of the fourth quarter, we announced the purchase of our Concert Group Logistics (CGL) operations and the formation of our Bounce Logistics subsidiary. We now have a much greater capacity to serve more of the critical transportation needs of our customer base. Our cross-selling opportunities are significant and we’re looking forward to re-introducing our expanded services to our new and existing customer base.”
Jeff Curry, President of the Company’s Express-1 segment stated, “We’re very proud of the results we achieved during the fourth quarter. Express-1’s revenue increased by 35% over 2006 levels. During the period, we implemented some measures aimed at improving our margin and we’re pleased to announce some improvement over the margin we achieved in the third quarter of 2007. We will continue to focus on margin improvement in the coming quarters. We’ve gained market share in the face of significant rate pressures and our International operations in Mexico and Canada are gaining significant traction. Within Express-1, our average fleet of VP’s increased by 48% during the period.” Commenting further Mr. Curry stated, “While our margin percentages remained soft as a percentage of revenue, our gross margin increased by over $500,000 compared to the fourth quarter of 2006.”
Mr. Welch added, “Our Express-1 Dedicated segment in Evansville showed a 10% increase in revenue, and most importantly contributed to our overall profits, due to the rate increases we were awarded in 2007. This is significant, as Express-1 Dedicated has now become profitable. We remain focused on pushing our momentum further as we enter 2008 and chart our future, which includes CGL and Bounce Logistics.”
Chief Financial Officer Mark Patterson said, “Our Company continued to demonstrate some operating leverage during the fourth quarter, as our consolidated SG&A, as a percentage of revenue, declined more than two full percentage points from the level we recorded in the fourth quarter of 2007. It remains important in the face of this soft transportation market to continue to focus on controlling our overhead and administrative costs. We remain committed to this model, and believe it gives us strength and flexibility in this period of weakened demand. We’re pleased with these results and proud of the commitment from our team.”
Outlook
Mike Welch commented, “Looking towards 2008, we have significantly enhanced our ability to serve the premium transportation needs of our customers, with the positioning of Express-1, Express-1 Dedicated, the acquisition of CGL and the creation of Bounce Logistics. We’re anticipating full-year 2008 revenue to be in excess of $120 million, which represents an approximate 20% increase on a proforma basis. The business model of Express-1 and CGL are both proven and allow us to gain market share and strengthen even during a weakened economy. The cultures of our companies are similar and each is headed by a very capable executive and experienced team of professionals. We continue to remain focused on our goals and are committed to doing what we say we’re going to do. By doing this, we believe we will be able to continue growing our company and profits.”
2008 Financial Guidance
Based on current market conditions and the acquisition of the CGL assets, Express-1 Expedited Solutions, Inc. expects revenue for 2008 to be in the range of $120 million to $125 million, representing approximately 18 percent to 20 percent growth in the Company’s combined operations. The Company expects full-year net income in the range of $3.7 million to $4.2 million, or approximately $0.11 to $0.12 per fully diluted share, which includes the shares issued in the transaction.
Conference Call/Webcast Information
Management will conduct a conference call Tuesday February 12, 2008 at 4:00 PM Eastern to discuss the Company’s fourth quarter financial results. Those wishing to take part in the conference call can dial 877-407-9210 or 201-689-8049 (International). A playback will be available through midnight on

February 19, 2008. To listen to the playback, please call 877-660-6853. Use account number 286 and conference ID number 273223.
About Express-1 Expedited Solutions, Inc.
Express-1 Expedited Solutions, Inc. is a non-asset based services organization focused on premium transportation through its business segments, Express-1, Inc. (Buchanan, Michigan), Express-1 Dedicated (Evansville, Indiana), Bounce Logistics, Inc. (South Bend, Indiana) and Concert Group Logistics, Inc. (CGL) (Downers Grove, Illinois). These operations are focused on same-day, time—sensitive, dedicated transportation and freight forwarding services. The Company serves more than 2,000 customers and its premium transportation offerings are provided through one of five operations centers, Buchanan, Michigan, Evansville, Indiana, Toledo, Ohio, South Bend, Indiana and Downers Grove, Illinois. The Company employees an experienced executive, sales, operations and administrative staff and utilizes the latest in operations software. The Company services customers throughout the lower 48 states and portions of Canada and Mexico. The Company’s CGL segment services some international shipments, in addition to its domestic operations, The Company’s operating model can be described as assets light, with independent contractors fulfilling the trucking services for most of its shipments, and independently owned stations managing the services of its freight forwarding network. Express-1 Expedited Solutions, Inc. is publicly traded on the American Stock Exchange under the symbol XPO. For more information about the Company, visit www.express-1.com.
Forward-Looking Statements
This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: that our recent reorganization fails to result in projected operating efficiencies; the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins; increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with customers, whether due to competition or other factors; the inability to comply with regulatory requirements governing our business operations; and to the general risks associated with our businesses.
In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Express-1 Expedited Solutions, Inc.
Balance Sheet

	December 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$800,000	$79,000
Accounts receivable, net of allowances of $77,000 and $77,000, respectively	5,663,000	5,354,000
Prepaid expenses	492,000	265,000
Other current assets	149,000	181,000
Deferred tax asset, current	1,372,000	1,069,000

Total current assets	8,476,000	6,948,000

Property and equipment, net of $1,734,000 and $1,410,000 in accumulated depreciation, respectively	2,312,000	2,488,000

Goodwill	7,737,000	5,527,000
Identified intangible assets, net of $1,279,000 and $1,004,000 in accumulated amortization, respectively	3,950,000	4,225,000
Loans and advances	104,000	143,000
Deferred tax asset, long term	554,000	2,069,000
Other long term assets	591,000	209,000

	$23,724,000	$21,609,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$892,000	$1,034,000
Accrued salaries and wages	660,000	724,000
Accrued acquisition earnouts	2,210,000	1,960,000
Accrued expenses, other	861,000	740,000
Current maturities of long term debt	50,000	117,000
Other current liabilities	199,000	295,000

Total current liabilities	4,872,000	4,870,000

Line of credit	0	1,159,000
Notes payable and capital leases, net of current maturities	34,000	127,000
Other long-term liabilities	616,000	115,000

Total long-term liabilities	650,000	1,401,000

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares no shares issued or outstanding	—	—
Common stock, $.001 par value; 100,000,000 shares authorized; 27,008,768 and 26,516,037 shares issued and 26,828,768 and 26,336,037 shares outstanding	27,000	27,000
Additional paid-in capital	21,152,000	20,459,000
Accumulated deficit	(2,870,000)	(5,041,000)
Treasury stock, at cost, 180,000 shares held	(107,000)	(107,000)

Total stockholders’ equity	18,202,000	15,338,000

	$23,724,000	$21,609,000

Express-1 Expedited Solutions, Inc.
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Revenues
Operating revenue	$14,095,000	$10,665,000	$52,789,000	$42,191,000

Expenses
Direct expenses	10,800,000	8,005,000	39,911,000	31,396,000

Gross margin	3,295,000	2,660,000	12,878,000	10,795,000

Sales, general and administrative expense	2,579,000	2,103,000	9,342,000	7,608,000
Other expense (income)	(1,000)	48,000	—	206,000
Interest expense (income)	(6,000)	43,000	65,000	205,000

Income before income tax provision	723,000	466,000	3,471,000	2,776,000

Income tax provision (benefit)	266,000	(1,128,000)	1,300,000	(1,128,000)

Net income	$457,000	$1,594,000	$2,171,000	$3,904,000

Earnings per common share
Basic income per common share	0.02	0.06	0.08	0.15
Diluted income per common share	0.02	0.06	0.08	0.15

Weighted average common shares outstanding
Basic weighted average common shares outstanding	26,758,362	26,332,776	26,690,382	26,297,120
Diluted weighted average common shares outstanding	27,180,814	26,821,687	27,326,729	26,641,012
Included within the expenses above are depreciation and amortization of $194,000 and $305,000 for the three months ended December 31, 2007 and 2006, respectively; and $843,000 and $1,054,000 for the twelve months ended December 31, 2007 and 2006, respectively.